As filed with the Securities and Exchange Commission on April 7, 2025

Registration Nos. 333-281475
333-266436
333-248426
333-171996
333-97001 333-81264

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-281475
Form S-8 Registration Statement No. 333-266436
Form S-8 Registration Statement No. 333-248426
Form S-8 Registration Statement No. 333-171996
Form S-8 Registration Statement No. 333-97001
Form S-8 Registration Statement No. 333-81264
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Renasant Corporation as successor by merger to The First Bancshares, Inc.)
(Exact name of registrant as specified in charter)

Mississippi (State or other jurisdiction of incorporation or organization)	64-0862173 (I.R.S. Employer Identification No.)

6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
(Address of Principal Executive Offices)(Zip Code)

The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended
Beach Community Bank 2018 Stock Option Plan
The First Bancshares, Inc. 1997 Stock Option Plan
The First Bancshares, Inc. 1999 Stock Incentive Plan
(Full title of the plans)

C. Mitchell Waycaster
Chief Executive Officer
Renasant Corporation
209 Troy Street
Tupelo, Mississippi, 38804-4827
(662) 680-1001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Frank M. Conner III
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission by The First Bancshares, Inc., a Mississippi corporation (“The First” or the “Registrant”):

Registration Statement on Form S-8, File No. 333-281475, filed on August 12, 2024, registering 500,000 shares of common stock, par value $1.00 per share, of The First (“The First Common Stock”) for issuance under The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended.

Registration Statement on Form S-8, File No. 333-266436, filed on August 1, 2022, [registering 310,427 shares of The First Common Stock to be issued and sold upon the exercise of options issued under the Beach Community Bank 2018 Stock Option Plan of Beach Bancorp, Inc. assumed by The First upon the closing of the merger of Beach Bancorp, Inc. with and into The First.

Registration Statement on Form S-8, File No. 333-248426, filed on August 26, 2020, registering 500,000 shares of The First Common Stock for issuance under The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended.

Registration Statement on Form S-8, File No. 333-171996, filed on February 1, 2011, registering 315,000 shares of The First Common Stock for issuance under The First Bancshares, Inc. 2007 Stock Incentive Plan.

Registration Statement on Form S-8, File No. 333-97001, filed on July 24, 2002, registering 62,799 shares of The First Common Stock for issuance under The First Bancshares, Inc. 1997 Stock Option Plan.

Registration Statement on Form S-8, File No. 333-81264, filed on January 23, 2002, registering 104,155 shares of The First Common Stock for issuance under The First Bancshares, Inc. 1999 Stock Incentive Plan.

On April 1, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 29, 2024, by and between Renasant Corporation (“Renasant”) and The First, The First merged with and into Renasant (the “Merger”), with Renasant as the surviving corporation and successor-by-merger to the plans described in the Registration Statements.

In connection with the Merger, The First is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, The First hereby amends each Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES
The Registrant.
Pursuant to the requirements of the Securities Act of 1933, The First Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tupelo, State of Mississippi, on this 7th day of April, 2025.

RENASANT CORPORATION as successor-in-interest to The First Bancshares, Inc.

By:	/s/ C. Mitchell Waycaster
C. Mitchell Waycaster
Chief Executive Officer and Executive Vice Chairman

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 of the Securities Act.